Exhibit 99.1

For Release: December 16, 2004 Contact: Lisa Razo 802/865-1838

Merchants Bancshares, Inc. Announces Trust Preferred Securities Issuance

SOUTH BURLINGTON, VT - The Board of Directors of Merchants Bancshares, Inc. (NASDAQ: MBVT) ("Merchants"), the parent company of Merchants Bank, today announced that Merchants closed its private placement of an aggregate of $20 million of trust preferred securities on December 15, 2004. The placement occurred through a newly formed Delaware statutory trust affiliate of Merchants, MBVT Statutory Trust I (the "Trust") as part of a pooled trust preferred program. Keefe, Bruyette & Woods, Inc. and FTN Financial Capital Markets, a division of First Tennessee Bank, N.A., served as placement agents in the offering. These hybrid securities will qualify as regulatory capital for Merchants, up to certain regulatory limits. At the same time they are considered debt for tax purposes, and as such, interest payments are fully deductible. The trust preferred securities bear interest for five years at a fixed rate of 5.95%, and after five years the rate adjusts quarterly at a fixed spread over three month LIBOR. The trust preferred securities mature on December 31, 2034, and are redeemable at the Company's option, subject to prior approval by the Federal Reserve, beginning after five years from issuance. The proceeds from the sale of the trust preferred securities will be used for general corporate purposes, allowing Merchants to pay the special dividend declared on December 1, 2004, and at the same time continue to pursue alternative growth opportunities.

The mission of Merchants Bank is to provide best-in-class community banking services in the state of Vermont. This commitment is fulfilled through a community, branch-based, system that includes 35 bank offices throughout Vermont, employees dedicated to quality customer service, and innovative banking products such as Free Checking for Life® , MoneyLYNX® money market accounts, and CommerceLYNX® business banking products. Merchants Bank also includes a trust and investment division, known as Merchants Trust Company, serving individuals and institutions. For more information about Merchants Bank visit our website at www.mbvt.com. Merchants stock is traded on the NASDAQ National Market system under the symbol MBVT. Member FDIC.

Some of the statements contained in this press release constitute forward-looking statements. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. The forward-looking statements reflect Merchants' current views about future events and are subject to risks, uncertainties, assumptions and changes in circumstances that may cause Merchants' actual results to differ significantly from those expressed in any forward-looking statement. Forward-looking statements

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should not be relied on since they involve known and unknown risks, uncertainties and other factors that are, in some cases, beyond Merchants' control and which could materially affect actual results. The factors that could cause actual results to differ materially from current expectations include changes in general economic conditions in Vermont, changes in interest rates, changes in competitive product and pricing pressures among financial institutions within Merchants' markets, and changes in the financial condition of Merchants' borrowers. The forward-looking statements contained herein represent Merchants' judgment as of the date of this report, and Merchants cautions readers not to place undue reliance on such statements. For further information, please refer to Merchants' reports filed with the Securities and Exchange Commission.

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